                                                                Exhibit 99-B.8.48

                                                      RULE 22C-2 AGREEMENT

This AGREEMENT, effective April 16, 2007, will become operational on October 16, 2007 and is among Lord Abbett Distributor LLC (the “Fund”) as principal underwriter for each of the Lord Abbett
Funds (the “Funds”) and ING Life Insurance and Annuity Company, ING National Trust, ING USA
Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance
Company of New York, Security Life of Denver Insurance Company and Systematized Benefits
Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”).
WHEREAS, the Funds are available through the variable annuity, variable life insurance and variable retirement products which the Intermediaries offer (individually, a “Variable Product” and collectively the “Variable Products”), and
WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the
Investment Company Act of 1940, as amended (“Rule 22c-2”).
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediaries hereby agree as follows:
A.	Agreement to Provide Shareholder Information.
	1.	Each Intermediary agrees to provide the Fund or its designee, upon written request, the following shareholder information involving the Funds:
		a.	The taxpayer identification number (“TIN”), the Individual/International Taxpayer
Identification Number (“ITIN”) or other government-issued identifier (“GII”) and the Variable Product number or participant account number associated with the primary Shareholder, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;
		b.	The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and
		c.	Any other data mutually agreed upon in writing.
Responses required by this paragraph will be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediaries; and, to the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data
Reporting Format or another mutually acceptable format.
	2.	Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-
Initiated Transfer Redemptions. The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product to a Fund, but does not include transactions that are executed: (i)
automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets

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within a Variable Product to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable
Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period. The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a
Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable
Product; (iv) as a result of payment of a death benefit from a Variable Product.
3.	Requests to provide shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request.
Each Intermediary agrees to provide the requested shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request, provided that such information resides in its books and records. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A is itself a financial intermediary
(“indirect intermediary”) and, upon further instruction of the Fund or its designee, promptly either (i)
arrange to provide the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.
B.	Agreement to Restrict Trading.
1.	Each Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges involving Fund shares by a shareholder who has been identified by the Fund as having engaged in transactions in shares of a Fund (through an account directly maintained by the Intermediary) that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing frequent trading of Fund shares. Unless otherwise directed by the
Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly through the Intermediary.
2.	Each Intermediary agrees to use reasonable efforts to execute or have executed (for those shareholders whose information is not on the Intermediary's books and records) the written instructions within 10 Business Days after actual receipt. The Intermediary will provide written confirmation to the Fund as soon as reasonably practicable, but not later than 10 business days after such instructions have been implemented, that such instructions have or have not been executed. If the written instructions have not been executed, then the written confirmation will also provide an explanation.

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	3.	Instructions to restrict or prohibit further purchases or exchanges involving Fund shares must include:
		a.	The reason for requesting the restriction(s) and/or prohibition(s), supporting details regarding the transaction activity which resulted in the restriction(s) and/or prohibition(s) and the applicable sections of the Fund's frequent trading policy and procedures that have been violated;
		b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;
		c.	The TIN or any other government issued identifier, if known by the Fund, that would help the Intermediaries determine the identity of affected shareholder(s); and
		d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder's Variable Products, only the type of Variable Product(s)
through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Fund in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary's Variable Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).
The Fund agrees to reimburse the Intermediary for reasonable costs they incur that are associated with complying with requests for information older than 366 days. The costs paid by the Funds shall not be greater than the costs paid by any other fund company to the Intermediaries for the provision of similar services. Additionally, if the Intermediaries have elected to use a service provider to comply with requests, the costs borne by the Funds shall not be greater than the amount paid to such service provider by the Intermediaries to comply with any request.
C.	Limitation on Use of Information.
The Fund agrees neither to use the information received solely as a result of having entered into this
Agreement for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it. Neither the Fund nor any of its affiliates or subsidiaries may use any information provided solely as a result of having entered into this Agreement for marketing or solicitation purposes.
The Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.
If a party to this Agreement becomes aware of any actual or suspected unauthorized access to or unauthorized use or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received pursuant to this Agreement and determines that there is a reasonable likelihood of harm resulting from such access, use or disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide

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to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations. The party to this
Agreement that causes the unauthorized access, use or disclosure of such information shall indemnify and hold the other party, (and any of its directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees ) arising in connection with a third party claim or action brought against the other party resulting from such unauthorized use, access or disclosure of the information provided or received pursuant to this Agreement.
In the event that the Fund is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement, the Fund shall provide Intermediaries with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the intermediaries (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.
D.	Prior Agreements.
The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Fund and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Funds through the Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.
E.	Notices.
	1.	Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:
		a.	If to Intermediaries, to:
ING U.S. Financial Services
Attention: Jacqueline Salamon
			Address:	151 Farmington Avenue
Hartford, CT 06156-8975
			Phone:	860-723-2242
			Fax:	860-723-2214
			Email:	Jacqueline.Salamon@us.ing.com

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	b.	If to the Fund, to:
Lord Abbett Distributor LLC
		Attention:	General Counsel
		Address:	90 Hudson Street
Jersey City, NJ 07302
2.	The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Security Life of Denver Insurance Company
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING National Trust		Systematized Benefits Administrators Inc.
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING USA Annuity and Life Insurance		Lord Abbett Distributor LLC
Company
By:	/s/ Jacqueline Salamon	By:	Lord, Abbett & Co. LLC, its
Managing Member
/s/Lawrence H. Kaplan
Name	Jacqueline Salamon	Name	Lawrence H. Kaplan
and Title:	Authorized Representative	and Title:	Member and General Counsel
ReliaStar Life Insurance Company
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative
ReliaStar Life Insurance Company of New
York
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative

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                                                                      Schedule A

                          ING “Excessive Trading” Policy

The ING family of insurance companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section
22c-2 of the Investment Company Act of 1940, as amended. ING's current definition of Excessive
Trading and our policy with respect to such trading activity is outlined below.
1.	ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.
ING currently defines Excessive Trading as:
	a.	More than one purchase and sale of the same fund (including money market funds)
within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING's definition of Excessive
Trading; or
	b.	Six round-trips within a twelve month period.
The following transactions are excluded when determining whether trading activity is excessive:
	a.	Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
	b.	Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;
	c.	Purchases and sales of fund shares in the amount of $5,000 or less;
	d.	Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and
	e.	Transactions initiated by a member of the ING family of insurance companies.
2.	If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be
Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading Privileges”). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be
Excessive Trading and result in a six month suspension of their Electronic Trading Privileges.
According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual's trading activity may also be sent to the fund whose shares were involved in the trading activity.

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3.	If ING determines that an individual has used one or more of its products to engage in Excessive
Trading, ING will send a second letter to the individual. This letter will state that the individual's Electronic Trading Privileges have been suspended for a period of six months.
Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual's trading activity may also be sent to the fund whose shares were involved in the
Excessive Trading activity.
4.	Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic
Trading Privileges.
5.	ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity falls within the definition of
Excessive Trading set forth above. Also, ING's failure to send or an individual's failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual's Electronic Trading Privileges or taking any other action provided for in this Policy.
6.	Each fund available through ING's variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy.
ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.

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